Exhibit 12.1

E:   lou@bevilacquapllc.com
T:   202.869.0888
W:  bevilacquapllc.com

December 17, 2020

Otis Gallery LLC
c/o Otis Wealth, Inc.
335 Madison Avenue, 16th Floor
New York, NY 10017

Re:
Offering Statement on Form 1-A of Otis Gallery LLC

Ladies and Gentlemen:

We have acted as special counsel to Otis Gallery, LLC, a Delaware series limited liability company (the “Company”), in connection with the filing of an Offering Statement on Form 1-A (the “Offering Statement”) pursuant to 17 CFR Part 230.251 et. seq., or Regulation A, promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  The Offering Statement relates to the proposed issuance and sale by the Company of membership interests (the “Interests”) in each of the applicable series of the Company (each, a “Series”) as set forth on Schedule 1 hereto (each, an “Offering”).  We understand that the Interests would be sold as described in the Offering Statement and pursuant to subscription agreements, substantially in the forms filed as exhibits to the Offering Statement, to be entered into by and between the Company and each of the purchasers of the applicable Series of Interests (the “Subscription Agreements”).
In connection with each Offering, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on December 18, 2018; (ii) the Limited Liability Company Agreement of the Company, dated February 1, 2019, as amended, including the Series Designation of each Series attached thereto (collectively, the “Operating Agreement”); (iii) corporate proceedings, including the resolutions of the manager of the Company and the Board of Directors of the manager of the Company, with respect to each Offering; and (iv) such other documents, records and matters of law as we have considered necessary in connection with the expression of the opinions hereinafter set forth.  We have also relied upon certificates and other assurances of officers of the manager of the Company and others as to certain factual matters without having independently verified such factual matters.  We have also reviewed the Offering
1050 Connecticut Ave., NW, Suite 500
Washington, DC 20036

PG. 2
December 17, 2020
Statement and forms of Subscription Agreements as filed with the Commission. We also have relied on information obtained from public officials and other sources believed by us to be reliable as to other questions of fact.  We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company, representatives of the Company and/or public officials and do not opine as to the accuracy of such factual matters.
In our examination, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, the completeness of all records and other information made available to us by the Company on which we have relied, the genuineness of all signatures, the legal capacity of all signatories who are natural persons and the due execution and delivery of all documents by parties other than the Company.
The opinions we express herein are limited to matters involving the Delaware Limited Liability Company Act as currently in effect. We express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal securities laws related to the issuance and sale of the securities covered by the Offering Statement.
Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the Interests have been authorized by all necessary series limited liability company action of the Company and, when issued and sold in accordance with the terms set forth in the Operating Agreement and the Subscription Agreements against payment therefor in the manner contemplated in the Offering Statement, will be validly issued, fully paid and non-assessable.
This opinion is given as of the date hereof.  We assume no obligation to update or supplement this opinion to reflect any facts or circumstances which may hereafter occur or come to our attention or any changes in law which may hereafter occur.
We hereby consent to the filing of this opinion with the Commission as an exhibit to the Offering Statement. In giving such consent, we do not admit that any member of this firm is an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BEVILACQUA PLLC

BEVILACQUA PLLC

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December 17, 2020
SCHEDULE 1

Series Name	Offering Price per Interest	Maximum Offering Size	Maximum Membership Interests
Series #KW	$25.00	$250,000	10,000
Series Drop 002	$33.00	$33,000	1,000
Series Drop 003	$35.00	$35,000	1,000
Series Drop 004	$47.00	$47,000	1,000
Series Drop 005	$76.00	$95,000	1,250
Series Drop 008	$40.00	$32,000	800
Series Drop 009	$100.00	$325,000	3,250
Series Drop 010	$25.00	$25,000	1,000
Series Gallery Drop 011	$25.00	$20,000	800
Series Gallery Drop 012	$75.00	$150,000	2,000
Series Gallery Drop 013	$60.00	$90,000	1,500
Series Gallery Drop 014	$33.00	$33,000	1,000
Series Gallery Drop 015	$27.00	$27,000	1,000
Series Gallery Drop 016	$21.00	$21,000	1,000
Series Gallery Drop 017	$54.00	$54,000	1,000
Series Gallery Drop 018	$25.00	$12,000	480
Series Gallery Drop 019	$30.00	$22,500	750
Series Gallery Drop 020	$75.00	$136,500	1,820
Series Gallery Drop 021	$25.00	$27,500	1,100
Series Gallery Drop 022	$32.00	$32,000	1,000
Series Gallery Drop 023	$19.00	$19,000	1,000
Series Gallery Drop 024	$24.00	$24,000	1,000
Series Gallery Drop 025	$70.00	$70,000	1,000
Series Gallery Drop 026	$50.00	$100,000	2,000
Series Gallery Drop 027	$12.50	$62,500	5,000
Series Gallery Drop 028	$10.00	$20,000	2,000
Series Gallery Drop 029	$11.00	$55,000	5,000
Series Gallery Drop 030	$14.00	$28,000	2,000
Series Gallery Drop 031	$24.00	$48,000	2,000
Series Gallery Drop 032	$1.00	$5,000	5,000
Series Gallery Drop 033	$10.00	$24,000	2,400
Series Gallery Drop 034	$20.00	$415,000	20,750
Series Gallery Drop 035	$20.00	$75,000	3,750
Series Gallery Drop 036	$10.00	$51,000	5,100
Series Gallery Drop 037	$10.00	$26,500	2,650
Series Gallery Drop 038	$10.00	$73,500	7,350
3

PG. 4
December 17, 2020
Series Gallery Drop 039	$10.00	$67,500	6,750
Series Gallery Drop 040	$10.00	$35,500	3,550
Series Gallery Drop 041	$1.00	$5,500	5,500
Series Gallery Drop 042	$10.00	$21,000	2,100
Series Gallery Drop 043	$10.00	$67,000	6,700
Series Gallery Drop 044	$10.00	$466,700	46,670
Series Gallery Drop 045	$10.00	$230,000	23,000
Series Gallery Drop 046	$10.00	$53,000	5,300
Series Gallery Drop 047	$10.00	$30,000	3,000
Series Gallery Drop 048	$10.00	$58,000	5,800
Series Gallery Drop 049(1)	$10.00	$229,500	22,950
Series Gallery Drop 050	$10.00	$29,500	2,950
Series Gallery Drop 051	$10.00	$31,000	3,100
Series Gallery Drop 052	$10.00	$10,000	1,000
Series Gallery Drop 053	$10.00	$79,500	7,950
Series Gallery Drop 054	$10.00	$19,000	1,900

(1) The Company is offering 22,950 Series Gallery Drop 049 Interests for a maximum Offering of up to $229,500, comprised of: (a) 22,500 Series Gallery Drop 049 Interests offered for maximum proceeds of up to $225,000; and (b) up to 450 additional Series Gallery Drop 049 Interests, having a value of up to $4,500 in the aggregate but for which the Company will not be compensated, pursuant to the terms of the Bonus Interest Program described in the Offering Statement.